EXHIBIT 99.1

[LOGO]                                           Nextel Communications, Inc.
                                                 1505 Farm Credit Drive
                                                 McLean, VA  22102
                                                 703 394-3000


                                                                     Contact:
                              Investor Relations: Paul Blalock (703) 394-3500
                                             Media: Ben Banta  (703) 394-3573

   NEXTEL REACHES PRELIMINARY UNDERSTANDING IN BONDHOLDER CONSENT PROCESS

                    -Accelerated Buildout Plan Continues -
                   -Solid Foundation For Financing Growth -

McLEAN, VA -- May 31, 1997 -- Nextel Communications, Inc. (NASDAQ: NXTL) announced today that it has reached a preliminary understanding with a group of significant bondholders which would allow for the accelerated buildout of the Nextel National Network. The terms of the understanding contemplate amendments to particular indenture provisions including access to $350 million of additional permitted debt amounts, additional debt capacity based upon new equity infusions and the transfer to McCaw International, Ltd., an unrestricted subsidiary, of Nextel's approximate 17% equity interest in Clearnet Communications, Inc. (NASDAQ: CLNTF). Based upon the preliminary support indicated by the bondholder group, together with the consents already received from bondholders, Nextel expects to obtain the requisite consents necessary to approve the proposed amendments which in turn is expected to result in $257 million in new equity from the McCaw Family and greater flexibility in financing future growth.

"The amendments sought in this process are those most critical to the successful implementation of our business plan," said Steve Shindler, Nextel's CFO. "We appreciate the continued support from our bondholders and now believe that we have a solid foundation from which Nextel can access significant financing to achieve our aggressive revised nationwide buildout plans."

If the proposed amendments and waivers are approved and become effective, Nextel will pay consenting bondholders a cash fee equal to 2.5% of the principal amount of the Notes due at maturity (a maximum aggregate amount of approximately $67.5 million, if consents of all bondholders are received on a timely basis). Bondholders who submit timely consents, will be eligible to be provided an opportunity to purchase registered Nextel common stock in lieu of cash by means of a prospectus to be filed with the Securities and Exchange Commission in the near future. If all bondholders were to submit timely consents and elect to purchase shares from such registered offering, Nextel estimates that a maximum aggregate amount of approximately 5.5 million shares would be issued.

Nextel contemplates that the supplemental consent solicitation process will expire on June 13, 1997 to provide ample time both for the preparation and circulation of supplemental consent materials and other related items to the relevant record date bondholders, as well as to permit bondholders who have not yet submitted consents to do so and be entitled to receive consent solicitation payments upon the execution and effectiveness of supplemental indentures implementing the proposed amendments and waivers to each of the indentures.

"Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995." A number of the matters and subject areas discussed above that are not historical or current facts deal with potential future

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circumstances and developments.  The discussion of such matters and subject areas is generally qualified by the inherent risks and uncertainties surrounding future expectations. Nextel has attempted to identify, in context, certain of the factors that it currently believes may cause actual future experiences and results to differ from Nextel's current expectations regarding the relevant matter or subject area. The operation of Nextel and its affiliates' wireless communications business may produce actual results that differ from these expectations regarding such matters due to the effects of various risks and uncertainties. Such risks and uncertainties are described in Nextel's periodic and other reports filed from time to time with the Securities and Exchange Commission, including the discussion under the heading "Forward Looking Statements" contained in Nextel's most recent Annual Report on Form 10-K for the year ended December 31, 1996 and in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 filed on March 31, 1997 and May 15, 1997, respectively, with the Securities and Exchange Commission.

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